AIRGATE PCS, INC.

         1999 STOCK OPTION PLAN

1.	Purpose of the Plan.  The purposes of this Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to such individuals, to reward such individuals for exemplary service and to promote the success of the Company's business by aligning employee financial interests with long-term shareholder value.

Options granted hereunder may be either Incentive Stock Options or Nonqualified Stock Options, at the discretion of the Board and as reflected in the terms of the written option agreement.

2.	Definitions.  As used herein, the following definitions shall apply:

(a)	"Board" shall mean the Committee, if the Committee has been
appointed, or the Board of Directors of the Company, if the Committee has not been appointed.

(b)	"Code" shall mean the Internal Revenue Code of 1986, as
amended.

(c)	"Committee" shall mean the Compensation Committee appointed
by the Board of Directors in accordance with Section 4(a) of the Plan, if one is appointed.

(d)	"Common Shares" shall mean the $.01 par value per share
common capital stock of the Company.

(e)	"Company" shall mean AIRGATE PCS, INC., a Delaware
corporation, and any successor thereto.

(f)	"Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall continue to the extent provided in a written severance or employment agreement during any period for which severance compensation payments are made to an Employee and shall not be considered interrupted in the case of any leave of absence authorized in writing by the Company prior to its commencement.

(g)	"Employee" shall mean any person, including officers and
directors, employed by the Company or any Parent or Subsidiary of the Company. Notwithstanding the foregoing, for purposes of any Incentive Stock Option granted hereunder, "Employee" includes only employees within the meaning of Section 422 of the Code.

(h)	"Incentive Stock Option" shall mean any option intended to
qualify as an incentive stock option within the meaning of
Section 422 of the Code.

(i)	"Non-Employee Director" shall have the same meaning as
defined or interpreted for purposes of Rule 16b-3 (including amendments and successor provisions) as promulgated by the Securities and Exchange Commission pursuant to its authority under the Securities Exchange Act of 1934, as amended ("Rule 16b-3").

(j)	"Nonqualified Stock Option" shall mean an option not
intended to qualify as an Incentive Stock Option.

(k)	"Option" shall mean a stock option granted pursuant to the
Plan and represented by a written option agreement.

(l)	"Optioned Shares" shall mean the Common Shares subject to an
Option.

(m)  "Optionee" shall mean an Employee who receives an Option.

(n)	"Outside Director" shall have the same meaning as defined or interpreted for purposes of Section 162(m) of the Code.

(o)	"Parent" shall mean a "parent corporation" whether now or
hereafter existing, as defined in Section 424(e) of the Code.

(p)	"Plan" shall mean this 1999 Stock Option Plan, including any amendments hereto.

(q)	"Share"  shall mean one Common Share, as adjusted in
accordance with Section 11 of the Plan.

(r)	"Subsidiary" shall mean (i) in the case of an Incentive
Stock Option, a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code, and (ii) in the case of a Nonqualified Stock Option, in addition to a subsidiary corporation as defined in (i), a limited liability company, partnership or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests.

	3.	Shares Subject to the Plan.  Subject to the provisions of
Section 11 of the Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is 2,000,000
Common Shares. The Shares may be authorized, but unissued, or reacquired Common Shares.

If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

4.	Administration of the Plan.

(a)	Procedure.  The Plan shall be administered by the Board of
Directors of the Company.

(i)	The Board of Directors may appoint a Compensation Committee
consisting of not less than two members of the Board of Directors to administer the Plan on behalf of the Board of Directors, subject to such terms and conditions as the Board of Directors may prescribe. Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors.

(ii)	Any grants of Options to officers, directors and
shareholders who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act') shall be made by (A) a Committee of two or more directors, each of whom is a Non-Employee Director and an Outside Director or (B) as otherwise permitted by Rule 16b-3, Section 162(m) of the Code and other applicable laws, rules and regulations.

(iii)	From time to time the Board of Directors may increase the
size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, or fill vacancies however caused.

(b)	Powers of the Board.  Subject to the provisions of the Plan, the Board shall have the authority, in its discretion (i) to grant Incentive Stock Options or Nonqualified Stock Options;
(ii) to determine, in accordance with Section 8(b) of the Plan, the fair market value of the Shares; (iii) to determine, in accordance with Section 8(a) of the Plan, the exercise price per Share of Options to be granted; (iv) to determine the Employees to whom, and the time or times at which, Options shall be granted and the number of Shares to be represented by each Option; (v) to interpret the Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to the Plan; (vii) to determine the terms and provisions of each Option granted (which need not be identical and may include, as conditions to exercise
(as well as, in the case of Nonqualified Stock Options, conditions to grant), vesting, forfeiture, performance criteria, noncompete and such other restrictions, provisions and conditions as the Board may determine) and, with the consent of the holder thereof, modify or amend each Option; (viii) to reduce the exercise price per share of outstanding and unexercised Options; (ix) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option; (x) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

(c)	Effect of Board's Decision.  All decisions, determinations,
and interpretations of the Board shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

5.	Eligibility.

(a)	Options may be granted only to Employees.

(b)	Each Option shall be designated in the written option
agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designations, to the extent that the aggregate fair market value of the stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary of the Company) exceeds $100,000, such options shall be treated as Nonqualified Stock Options.

(c)	For purposes of Section 5(b), options shall be taken into
account in the order in which they were granted, and the fair market value of stock shall be determined as of the time the option with respect to such stock is granted.

(d)	Nothing in the Plan or any Option granted hereunder shall
confer upon any Optionee any right with respect to continuation of employment with the Company, nor shall it interfere in any way with the Optionee's right or the Company's right to terminate the employment relationship at any time, with or without cause.

6.	Term of Plan.  The Plan shall become effective upon its
adoption by the Board. It shall continue in effect until December 31, 2009, unless sooner terminated under Section 14 of the Plan.

7.	Term of Option.  The term of each Option shall be no more
than ten (10) years from the date of grant. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns Shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the term of the Option shall be no more than five (5) years from the date of grant.

8.	Exercise Price and Consideration.

(a) 	The per Share exercise price under each Option shall be
such price as is determined by the Board, subject to the following:

(i) In the case of an Incentive Stock Option:

 (A)	granted to an Employee who, at the time of the grant of the
Incentive Stock Option, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than one hundred ten percent (110%) of the fair market value per Share on the date of grant.

(B)	granted to any other Employee, the per Share exercise price
shall be no less than one hundred percent (100%) of the fair market value per Share on the date of grant.

(ii)	In the case of a Nonqualified Stock Option, the per Share
exercise price may be less than, equal to, or greater than the fair market value per Share on the date of grant, as determined by the Board in its discretion.

(b)	The fair market value per Share shall be determined by the
Board in its discretion and, in the case of an Incentive Stock
Option, in accordance with Section 422 of the Code.

(c)	 The consideration to be paid for the Shares to be issued
upon exercise of an Option, including the method of payment, shall be determined by the Board at the time of grant and may consist, without limitation, of cash and/or check and/or promissory note. In all cases, an Optionee (including, without limitation, an officer, director or shareholder of the Company who is subject to Section 16 of the Exchange Act) may in addition be allowed to pay all or part of the purchase price with Shares. Shares used to pay the exercise price shall be valued at their fair market value on the exercise date.

(d)	Prior to issuance of the Shares upon exercise of an Option,
the Optionee shall pay any federal, state, and local withholding obligations of the Company, if applicable. An Optionee
(including, without limitation, an officer, director or shareholder of the Company who is subject to Section 16 of the Exchange Act) may elect to pay such withholding tax obligations by having the Company withhold Shares having a value equal to the amount required to be withheld. The value of the Shares to be withheld shall equal the fair market value of the Shares on the day the option is exercised. The right of an officer, director or shareholder who is subject to Section 16 of the Exchange Act to dispose of Shares to the Company in satisfaction of withholding tax obligations shall be deemed to be approved as part of the initial grant of an Option, unless thereafter rescinded, and shall otherwise be made in compliance with Rule 16b-3 and other applicable regulations.

9.	Exercise of Option.

(a)	Procedure for Exercise; Rights as a Shareholder.  Any Option
granted hereunder shall be exercisable at such times and under such conditions as determined by the Board at the time of grant, and as shall not violate the terms of the Plan.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 8(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such share certificate promptly upon exercise of the Option. In the event that the exercise of an Option is treated in part as the exercise of an Incentive Stock Option and in part as the exercise of a Nonqualified Stock Option pursuant to Section 5(b), the Company shall issue a share certificate evidencing the Shares treated as acquired upon the exercise of an Incentive Stock Option and a separate share certificate evidencing the Shares treated as acquired upon the exercise of a Nonqualified Stock Option, and shall identify each such certificate accordingly in its share transfer records. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 11 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)	Termination of Status as Employee.  In the event of
termination of an Optionee's Continuous Status as an Employee, such Optionee may exercise Options to the extent exercisable on the date of termination. In the case of an Incentive Stock Option and unless specified otherwise in the Option Agreement in the case of a Nonqualified Stock Option, such exercise must occur within three (3) months (or such shorter time as may be specified in the grant) after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement). To the extent that the Optionee was not entitled to exercise the Option at the date of termination, or does not exercise the Option within the time specified herein or therein (whichever first occurs), the Option shall terminate. If the Optionee returns to Continuous Status as an Employee before his deadline for exercise pursuant to this Section 9(b), then Optionee shall be restored to the status as Optionee he held immediately prior to his termination (provided no employment credit will be earned for any period he was not in Continuous Status as an Employee).

(c)	Disability of Optionee.  Notwithstanding the provisions of
Section 9(b) above, in the event of termination of an Optionee's Continuous Status as an Employee as a result of total and permanent disability (i.e., the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of twelve (12) months), the Optionee may exercise the Option, but only to the extent of the right to exercise that had accrued as of the date of termination. In the case of an Incentive Stock Option and unless specified otherwise in the Option Agreement in the case of a Nonqualified Stock Option, such exercise must occur within twelve (12) months (or such shorter time as is specified in the grant) from the date on which the Employee ceased working as a result of the total and permanent disability (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement). To the extent that the Optionee was not entitled to exercise such Option within the time specified herein or therein (whichever first occurs), the Option shall terminate. If the Optionee returns to Continuous Status as an Employee before his deadline for exercise pursuant to this Section 9(c), then Optionee shall be restored to the status as Optionee he held immediately prior to his termination (provided no employment credit will be earned for any period he was not in Continuous Status as an Employee).

(d)	Death of Optionee.  Notwithstanding the provisions of
Section 9(b) above, in the event of the death of an Optionee --

(i)	who is at the time of death an Employee, the Option may be
exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent of the right to exercise that had accrued as of the date of death; or

(ii)	whose Option has not yet expired but whose Continuous
Status as an Employee terminated prior to the date of death, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

(e)	Notwithstanding subsections (b), (c), and (d) above, the
Board shall have the authority to extend the expiration date of any outstanding option in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an Option beyond the date on which the Option would have expired if no termination of the Employee's Continuous Status as an Employee had occurred).

10.	Non-Transferability of Options.  An Option may not be sold,
pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee; provided, however, that the Board may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.

11.	Adjustments Upon Changes in Capitalization or Merger.
Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise an Option as to all or any part of the Optioned Shares, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless such successor corporation does not agree to assume the Option or to substitute an equivalent Option, in which case the Board shall, to the extent required by law or otherwise as determined by the Board, in lieu of such assumption or substitution, provide for the Optionee to have the right to exercise the Option as to all of the Optioned Shares, including Shares as to which the Option would not otherwise be exercisable. If the Board makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option will terminate upon the expiration of such period.

12.	Time of Granting Options.  The date of grant of an Option
shall, for all purposes, be the date on which the Company completes the corporate action relating to the grant of an Option and all conditions to the grant have been satisfied, provided that conditions to the exercise of an Option shall not defer the date of grant. Notice of a grant shall be given to each Employee to whom an Option is so granted within a reasonable time after the determination has been made.

13.	Substitutions and Assumptions.  The Board shall have the
right to substitute or assume Options in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 3 may be increased by the corresponding number of Options assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Options before and after the substitution.

14.	Amendment and Termination of the Plan.  The Board may amend
or terminate the Plan from time to time in such respects as the Board may deem advisable (including, but not limited to, amendments which the Board deems appropriate to enhance the Company's ability to claim deductions related to stock option exercises); provided, however, that any increase in the number of Shares subject to the Plan, other than in connection with an adjustment under Section 11 of the Plan, shall require approval of or ratification by the shareholders of the Company.

(a)	Employees in Foreign Countries.  The Board shall have the
authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Parent or Subsidiaries may operate to assure the viability of the benefits from Options granted to Employees employed in such countries and to meet the objectives of the Plan.

(b)	Effect of Amendment or Termination.  Any such amendment or
termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement may be in writing and signed by the Optionee and the Company.

 15.	Conditions Upon Issuance of Shares.  Shares shall not be
issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, any applicable state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

16.	Reservation of Shares.  The Company, during the term of this
Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

17.	Shareholder and Board Approval.  The Plan, is subject to
approval by the shareholders and Board of the Company and shall become effective on the date of such approval.

18.	Governing Law.  The validity, construction, interpretation
and effect of this Plan shall exclusively be governed by and determined in accordance with the laws of the State of Georgia, except to the extent preempted by federal law.